Crown Cork & Seal Company, Inc.

                                                                      Exhibit 11

                    Computation of Earnings per Common Share
                       (in millions except per share data)

                                            Three months ended           Twelve Months ended
                                               December 31,                 December 31,
                                            1997          1996           1997           1996
Line
 1  Net income available to common       $ 31,991      $ 33,309       $270,652       $264,204
       shareholders

 2  Weighted average number of shares
      outstanding during period           128,374       128,319        128,436        122,468

 3 Net shares issuable upon exercise of
     dilutive outstanding stock options       270           505            513            357

 4  Weighted average convertible
      preferred stock*                     11,325        11,314         11,325          9,583

 5  Preference dividends                   $5,859        $5,926        $23,435        $19,789

 6  Basic earnings per common share        $ 0.25        $ 0.26        $  2.11        $  2.16

 7  Diluted earnings per common
                 share                     $ 0.25        $ 0.26        $  2.10        $  2.14

* Preferred shares are convertible into common stock (at the discretion of the holder) at a rate of .911. For 1996 this assumed conversion was averaged from the issuance date of February 26, 1996.